Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL 2019 GUIDANCE

WITH RECORD SALES AND EARNINGS

New York, New York, November 12, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial 2019 guidance, which calls for net sales of approximately $705 million, resulting in net income attributable to Inter Parfums, Inc. of approximately $1.81 per diluted share. Guidance assumes an average dollar/euro exchange rate of 1.14 for 2019, down 5% as compared to the exchange rate of 1.20 through September 30, 2018.

Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums, stated, “Our initial 2019 sales guidance implies a 6% year-over-year increase based upon our 2018 net sales guidance of $665 million. The projected strengthening of the dollar masks what would have been closer to a 9% increase in net sales in constant dollars. While a strong U.S. dollar has a negative impact on our net sales, it favorably impacts gross margin, because over 45% of net sales of our European operations are denominated in U.S. dollars, while almost all associated costs are incurred in euro. As such, we are looking for 2019 net income per diluted share attributable to Inter Parfums, Inc. to increase 12.4% using $1.61, our 2018 estimate, as a base.”

Jean Madar, Chairman and Chief Executive Officer, commented, “The increase in projected net sales reflects contributions made by fragrance launches, brand extensions and just as important, the staying power of many of our well-established best sellers. With regard to our largest brands within our European operations, we will unveil Montblanc Explorer, a new men’s scent, in all geographic markets early in the new year. In addition, Jimmy Choo will add a new scent for men as the year draws to a close in the fall. Two new scents for women debut next year, A Girl in Capri for Lanvin in the summer and Floral Blush, a Coach flanker in the fall. In addition, brand extensions, additions to multi-scent collections and limited edition scents are coming to market for our other brands including, Rochas, Boucheron, Van Cleef & Arpels, S.T. Dupont, Repetto and Paul Smith, throughout the year.”

With regard to U.S. operations, Mr. Madar pointed out, “GUESS fragrance sales will be recorded for all of 2019 compared to about seven months in 2018. For that brand, we plan to rollout two extensions, one each for the 1981 and Seductive pillars. We will also animate several of our newer fragrance families with flankers, including one or more each for Bella Blanca by Oscar de la Renta, Fantasia for Anna Sui, Century by Dunhill and Wave and Festival Vibes for Hollister. Also coming to market is Authentic, an entirely new fragrance duo for Abercrombie & Fitch planned for a spring introduction and a multi-scent men’s collection for Dunhill in the second quarter. Late in the year, two of our new business initiatives debut. We will unveil our first deluxe fragrance collection for Graff, and offer a new exclusive amenities to the most prestigious hotels and travel venues. 2019 will also mark our entry into direct-to-consumer e-commerce with a fragrance collection created with supermodel Lily Aldridge, our first initiative between our Interstellar Brands subsidiary and IMG models. Everything points to 2019 being a highly ambitious and productive year, resulting in record sales and earnings.”

Inter Parfums, Inc. News Release Page 2

November 12 , 2019

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com